Exhibit (n)(1)


                           Plan pursuant to Rule 18f-3
                    under the Investment Company Act of 1940
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                  This Plan (the "Plan") pursuant to Rule 18f-3 under the
Investment Company Act of 1940 (the "Act") of Sanford C. Bernstein Fund, Inc. (the "Fund"), on behalf of each of its series listed on Schedule I hereto (each, a "Portfolio"), sets forth the general characteristics of, and the general conditions under which the Fund may offer, multiple classes of shares of its now existing and hereafter created series.(1) This Plan may be revised or amended from time to time as provided below.

Class Designations

                  The Fund may from time to time issue one or more of the classes of shares listed on Schedule I hereto (collectively referred to herein as "Class A shares, " "Class B shares, " "Class C shares" and "Bernstein Class shares"). Each of the four classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in one or more prospectuses or statements of additional information through which such shares are issued, as from time to time in effect (collectively, the "Prospectus").

Class Characteristics

                  Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") plus an initial sales charge, as set forth in the Prospectus. Class A shares may also be subject to a Rule 12b-1 fee, which may include a service fee, and, under certain circumstances, a contingent deferred sales charge ("CDSC"), as described in the Prospectus.

                  Class B shares are offered at their NAV, without an initial sales charge, and may be subject to a CDSC and a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

                  Class C shares are offered at their NAV, without an initial sales charge, and may be subject to a CDSC and a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

                  Bernstein Class shares are offered at their NAV, without any initial sales charge, CDSC, or a Rule 12b-1 fee.

                  The initial sales charge on Class A shares and CDSC on Class A, B and C shares are each subject to reduction or waiver as permitted by the Act, and as described in the Prospectus.





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1 This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule.

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Allocations to Each Class

                  Expense Allocations

                  The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: (i) Rule 12b-1 fees payable by each Portfolio to the distributor or principal underwriter of the Portfolio's shares (the "Distributor"), and (ii) transfer agency costs attributable to each class. Subject to the approval of the Fund's Board of Directors, including a majority of the independent Directors, the following "Class Expenses" may be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class, (b) SEC registration fees incurred with respect to a specific class, (c) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (d) the expenses of administrative personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Portfolio), (e) litigation and other legal expenses relating to a specific class of shares, (f) Directors' fees or expenses incurred as a result of issues relating to a specific class of shares, (g) accounting and consulting expenses relating to a specific class of shares, (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class of shares, and (i) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Portfolio's assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

                  All expenses not now or hereafter designated as Class Expenses ("Fund Expenses") will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of each Portfolio.

                  Waivers and Reimbursements

                  The investment adviser of each Portfolio (the "Adviser") or the Distributor may choose to waive or reimburse Rule 12b-1 fees, transfer agency fees or any Class Expenses on a voluntary, temporary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

                  Income, Gains and Losses

                  Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of each Portfolio.

Conversion and Exchange Features

                  Conversion Features

                  Class B shares of each Portfolio automatically convert to Class A shares of the Portfolio after a certain number of months or years after the end of the calendar month in which

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the shareholder's purchase order was accepted as described in the Prospectus.
Class B shares purchased through reinvestment of dividends and distributions will be treated as Class B shares for all purposes except that such Class B shares will be considered held in a separate sub-account. Each time any Class B shares in the shareholder's account convert to Class A shares, an equal pro-rata portion of the Class B shares in the sub-account will also convert to Class A shares.

                  The conversion of Class B shares to Class A shares may be suspended if the opinion of counsel obtained by the Fund that the conversion does not constitute a taxable event under current federal income tax law is no longer available.

                  In the event of any material increase in payments authorized under the Rule 12b-1 Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to Class A shares, existing Class B shares will stop converting into Class A shares unless the Class B shareholders approve the increase in such payments. Pending approval of such increase, or if such increase is not approved, the Directors shall take such action as is necessary to ensure that existing Class B shares are exchanged or converted into a new class of shares ("New Class A") identical in all material respects to Class A shares as existed prior to the implementation of the increase in payments, no later than such shares were previously scheduled to convert to Class A shares. If deemed advisable by the Directors to implement the foregoing, such action may include the exchange of all existing Class B shares for a new class of shares ("New Class B") identical to existing Class B shares except that New Class B shares shall convert to New Class A shares. Exchanges or conversions described in this paragraph shall be effected in a manner that the Directors reasonably believe will not be subject to federal income taxation. Any additional cost associated with the creation, exchange or conversion of New Class A and New Class B shares shall be borne by the Adviser and the Distributor. Class B shares sold after the implementation of the fee increase may convert into Class A shares subject to the higher maximum payment, provided that the material features of the Class A plan and the relationship of such plan to the Class B shares are disclosed in an effective registration statement.

                  Exchange Features

                  Shares of Class A, Class B, and Class C generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Alliance Mutual Fund and shares of certain Alliance money market funds. If the aggregate net asset value of shares of all Alliance Mutual Funds held by an investor in a Portfolio reaches the minimum amount at which an investor may purchase Class A shares at net asset value without a front-end sales load on or before December 15 in any year, then all Class B and Class C shares of the Portfolio held by that investor may thereafter be exchanged, at the investor's request, at net asset value and without any front-end sales load or CDSC for Class A shares of the Portfolio. Shares of the Bernstein Class may be exchanged only for shares of a class with similar characteristics in other Portfolios of the Fund. All exchange features applicable to each class will be described in the Prospectus.

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                  Dividends

                  Dividends paid by each Fund with respect to its Class A, Class B, Class C, and Bernstein Class shares to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

                  Voting Rights

                  Each share of a Portfolio entitles the shareholder of record to one vote. Each class of shares of a Portfolio will vote separately as a class with respect to the Rule 12b-1 plan applicable to that class and on other matters for which class voting is required under applicable law. Class A and Class B shareholders will each vote as a separate class (i.e., as two separate classes) to approve any material increase in payments authorized under the Rule 12b-1 plan applicable to Class A shares.

Responsibilities of the Directors

                  On an ongoing basis, the Directors will monitor each Portfolio for the existence of any material conflicts among the interests of the classes of shares. The Directors shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser and the Distributor of expenses to guard against cross-subsidization between classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and Distributor, at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

Reports to the Directors

                  The Adviser and Distributor will be responsible for reporting any potential or existing conflicts among the classes of shares of each Portfolio to the Directors. In addition, the Directors will receive quarterly and annual statements concerning distributions and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares shall be used to justify any distribution or service fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the independent Directors in the exercise of their fiduciary duties. At least annually, the Directors shall receive a report from an expert, acceptable to the Directors (the "Expert"), with respect to the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The report of the Expert shall also address whether the Fund has adequate facilities in place to ensure the implementation of the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The Fund and the Adviser will take immediate corrective measures in the event of any irregularities reported by the Expert.

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Amendments

                  The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.

Adopted by action of the Board of Directors the 29th day of November, 2001.



By: /s/ Edmund P. Bergan, Jr.
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                                                                      SCHEDULE I
New York Municipal Portfolio
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Alliance Intermediate New York Municipal Class A shares(1)
Alliance Intermediate New York Municipal Class B shares(2)
Alliance Intermediate New York Municipal Class C shares(3)
New York Municipal Class shares4


California Municipal Portfolio
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Alliance Intermediate California Municipal Class A shares(1)
Alliance Intermediate California Municipal Class B shares(2)
Alliance Intermediate California Municipal Class C shares(3)
California Municipal Class shares(4)


Diversified Municipal Portfolio
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Alliance Intermediate Diversified Municipal Class A shares(1)
Alliance Intermediate Diversified Municipal Class B shares(2)
Alliance Intermediate Diversified Municipal Class C shares(3)
Diversified Municipal Class shares(4)




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1  Referred to collectively in the Plan as "Class A shares."
2  Referred to collectively in the Plan as "Class B shares."
3  Referred to collectively in the Plan as "Class C shares."
4  Referred to collectively in the Plan as "Bernstein Class shares."


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